Exhibit 3.38

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

PENNY’S CONCRETE AND READY MIX, L.L.C.

October 3, 2014

This Amended and Restated Operating Agreement (this “Agreement”) of PENNY’S CONCRETE AND READY MIX, L.L.C. (the “Company”) is entered into by Summit Materials, LLC, as the sole member (the “Member”).

WHEREAS, the Member has acquired all of the membership interests in the Company pursuant to that certain Stock and Membership Purchase Agreement dated October 3, 2014, by and among Hamm, Inc., the Member, Concrete Supply of Topeka, Inc., the Company, Builders Choice Concrete Company of Missouri, L.L.C., the Larry D. Marney Trust dated December 30, 2003, the Aurel L. Marney Trust dated December 30, 2003, Larry D. Marney, Aurel L. Marney, Joseph D. Marney, Jerry R. Marney and Stacey L. Marney; and

WHEREAS, the Member wishes to amend and restate the operating agreement of the Company in its entirety.

NOW THEREFORE, the Member, by execution of this Agreement, hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Penny’s Concrete and Ready Mix, L.L.C.

2. Filing of Certificates. The Member, as an authorized person, within the meaning of the Kansas Revised Limited Liability Company Act (the “Act”), shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates required or permitted by the Act to be filed in the Office of the Secretary of State of Kansas. The Member shall also execute, deliver and file, or cause the execution, delivery and filing of any other certificates, notices or documents required or permitted by law for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3. Purposes. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Kansas law on limited liability companies formed under the Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member.

5. Principal Business Office. The principal business office of the Company shall be located at such place, within or without the State of Kansas, as the Member may from time to time deem necessary or advisable.

6. Registered Office; Registered Agent. The Company’s registered office within the State of Kansas and its registered agent as such address shall be as determined from time to time by the Member.

7. Member. Effective as of the date hereof the Member of the Company is that Person listed on the attached Exhibit A, as properly amended from time to time.

8. Limited Liability. As set forth in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

9. Capital Contributions. The Member is deemed admitted as the member of the Company upon its execution and delivery of this Agreement. The Member may, but is not obligated to make any capital contribution to the Company.

10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

11. Distributions. Subject to the limitations of the Act and any other applicable law, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

12. Management. Management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Kansas. Notwithstanding any other provisions of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person. The Member has the authority to bind the Company.

13. Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member. The names of the Officers of the Company from and after the date of this Agreement until removal, replacement or resignation are as set forth below.

Name	Title
Gary E. Hamm	President
Scott Anderson	Vice President
Amanda Mohr	Treasurer
Anne Benedict	Secretary
Michael Brady	Vice President
Damian Murphy	Vice President
Jennifer Rose	Assistant Treasurer
Anthony Keenan	Assistant Secretary

14. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

15. Exculpation and Indemnification.

(a) To the fullest extent permitted by the laws of the State of Kansas and except in the case of bad faith, gross negligence or willful misconduct, no Member or Officer shall be liable to the Company or any other Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement.

(b) Except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Member or Officer, shall be indemnified and held harmless by the Company to the same extent as permitted by the laws of the State of Kansas for directors and officers of corporations organized under the laws of the State of Kansas. Any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

16. Assignments. The Member may at any time assign or transfer in whole or in part its limited liability company interest in the Company. If the Member assigns or transfers all of its interest pursuant to this Section 16, the transferee shall be admitted to the Company as a member and shall become the Member for all purposes hereunder. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor member shall cease to be a member of the Company. Upon such a transfer, the transferee member shall amend Exhibit A hereto, to reflect the name and ownership of such member.

17. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 17, an additional Member shall be admitted to the Company, subject to Section 18 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

18. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the written consent of the Member (ii) any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) any order of a court of competent jurisdiction requiring dissolution under Section 17-76,117 of the Act, and amendments thereto.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 11 hereto.

20. Separability of Provisions. If any provision of this Agreement or the application thereof is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable to any extent, the remainder of this Agreement and the application of such provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

21. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

22. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Kansas (without regard to conflict of laws principles).

23. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

24. Sole Benefit of Member. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

25. Effectiveness. This Agreement shall become effective when the Member shall have executed and delivered the Agreement to the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

SUMMIT MATERIALS, LLC

By:	/s/ Anne Benedict
Name: Anne Benedict
Title: Chief Legal Officer and Secretary

[Signature page to Penny’s Amended and Restated Operating Agreement]

EXHIBIT A

OWNERSHIP

October 3, 2014

Member	Percentage Interest
SUMMIT MATERIALS, LLC	100%